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                                                                    Exhibit 99.1


Contact:
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Susan Burns
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Citigate Sard Verbinnen
212-687-8080
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sburns@sardverb.com
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             Lexent Management Increases Buyout Offer to $1.50 and
                       Reaches Agreement with Plaintiffs

NEW YORK, June 17, 2003 - Lexent Inc. (Nasdaq: LXNT), an infrastructure services provider delivering a full spectrum of design, program management and deployment services in the nation's largest metropolitan markets, today announced an agreement in principle among the Company, Hugh J. O'Kane, Jr., Kevin M. O'Kane and the plaintiffs named in the lawsuit entitled In Re Lexent Inc. Shareholder Litigation. Under the proposed terms of the settlement, the buying group, which includes Hugh J. O'Kane, Jr. and Kevin M. O'Kane, has agreed to purchase all of the outstanding shares of common stock of the Company not owned by the buying group for $1.50 per share (an increase of $.25 or 20% of the initial offer of $1.25 per share, an increase of 21% over the closing price of $1.24 on June 17, 2003 and an increase of 65% over the closing price on February 14, 2003, the date the Company announced the buying group's initial offer of $1.25). In addition, the Company has been informed by Rodman & Renshaw, Inc., the Company's independent financial advisor, that they are prepared to issue an opinion that the transaction is fair, from a financial point of view, to the stockholders of the Company (other than members of the buying group) based on the $1.50 price.

Although an agreement in principle has been reached in connection with the litigation, the settlement of the litigation and the consummation of the transaction are subject to various conditions, including the negotiation and execution of a settlement agreement, negotiation and execution of a definitive merger agreement, approval of the transaction by stockholders of the Company representing a majority of the shares of common stock voting on the transaction (other than shares owned by the buying group), receipt by the Company of a fairness opinion from Rodman and Renshaw, regulatory approvals, absence of any pending or threatened litigation related to the transaction, and other customary conditions to closing, and there can be no assurance as to the final terms of the transaction or that the transaction will be consummated. Subject to these conditions, the Company expects to complete the merger transaction in the third quarter of 2003.

In addition, the Company announced that on May 29, 2003, an oral hearing was held in front of a Nasdaq Listing Qualifications Panel with respect to the Company's appeal to maintain the listing of its common stock on The Nasdaq National Market. Nasdaq has not rendered its decision, and there can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company's appeal. As previously disclosed, in the event the Company's common stock is delisted from The Nasdaq National Market, the stock would then trade on Nasdaq's OTC Bulletin Board. The delisting of the Company's common stock from The Nasdaq National Market could result in a reduction in the market price and the liquidity of the Company's common stock.




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About Lexent Inc.

Leveraging more than fifty years of experience, Lexent (Nasdaq: LXNT) is an infrastructure services company that designs, deploys and maintains fiber optic, electrical and life safety systems for telecommunications carriers and enterprise organizations in some of the largest national metropolitan markets. Supporting the above offerings, Lexent provides a full spectrum of project management and specialized maintenance services to utility, telecommunications, real estate, government and large enterprise customers. The Company has offices in New York, Washington D.C, Long Island, and the states of New Jersey and Florida. For additional information on the Company, see Lexent's web site at http://www.lexent.net.

Forward-Looking Statements:
Except for historical information contained herein, the matters set forth in this press release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may be identified by the use of words such as "believes", "anticipates", "expects", "intends", and other similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks are more fully outlined in the Company's registration statement on Form S-1 and other SEC filings, including that the settlement of the litigation and the consummation of the transaction are subject to various conditions as set forth herein.




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